Exhibit 99.2

Sterling Construction Co., Inc.	STRL	Q4 2016 Guidance Call	Feb. 9, 2017
Company▲	Ticker▲	Event Type▲	Date▲

PARTICIPANTS

Corporate Participants

Jennifer Maxwell – Director-Investor Relations, Sterling Construction Co., Inc.

Ronald A. Ballschmiede – Chief Financial Officer & Executive Vice President, Sterling Construction Co., Inc.

Paul J. Varello – Chief Executive Officer & Director, Sterling Construction Co., Inc.

Joseph Cutillo – Executive Vice President and Chief Business Development Officer, Sterling Construction Co., Inc.

Other Participants

Tahira Afzal – Analyst, KeyBanc Capital Markets, Inc.

Brent Edward Thielman – Analyst, D. A. Davidson & Co.

MANAGEMENT DISCUSSION SECTION

Operator: Greetings, and welcome to Sterling Construction’s Fourth Quarter 2016 Preliminary Results Conference Call. At this time, all participants are in a listen-only mode. A question-and-answer session will follow the formal presentation. [Operator Instructions] As a reminder, this conference is being recorded.

I would now like to turn the conference over to your host, Ms. Jennifer Maxwell, Director of Investor Relations. Thank you. You may begin.

Jennifer Maxwell, Director-Investor Relations

Thanks, Audrey. And good morning, everybody. Participating with me on our call today is our Chief Executive Officer, Paul Varello; our Chief Financial Officer, Ron Ballschmiede; and our Chief Strategy and Business Development Officer, Joe Cutillo. Just as a reminder, today’s conference call includes certain statements that fall within the definition of forward-looking statements under the Private Securities Litigation Reform Act.

Any such statements that are subject to risk and uncertainties, including overall economic and market conditions; federal, state and local government funding; competitors’ and customers’ actions; and weather conditions, which could cause actual results to differ materially from those anticipated, including those risks identified in the company’s filings with the Securities and Exchange Commission.

Accordingly, such statements should be considered in light of these risks. Any prediction by the company is only a statement of management’s belief at the time that prediction is made. There can be no assurance that any prediction once made will continue thereafter to reflect management’s belief. The company does not undertake to publicly update those predictions.

And now, I would like to turn this call over to our CFO, Ron Ballschmiede. Ron?

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Ronald A. Ballschmiede, Chief Financial Officer & Executive Vice President, Sterling Construction Co., Inc.

Thanks, Jennifer. Good morning. While our audit is not yet complete, we felt it important to provide the following preliminary results for the fourth quarter of 2016. We expect to report revenues for the three months ended December 31, 2016 to be in the range of $165 million to $170 million and the net loss between $5.5 million and $6.5 million. This compares to previously reported guidance for the 2016 fourth quarter of $150 million to $170 million of revenue and net income of approximately breakeven. The net loss was a result of several factors.

The largest single was a non-cash charge of $2.5 million on the Texas project where Sterling was a 45% minority partner. The charge was the result of a negotiated settlement on a dispute regarding the extra costs incurred by several entities to relocate utilities on a highway project. The dispute has been underway for more than two years and it was determined that a negotiated settlement would be the best course to resolve all outstanding items and avoid further negotiations in the possibility of costs of litigation. That project was completed sometime ago. The fourth quarter loss was primarily – was primarily – sorry. The remaining fourth quarter loss was primarily attributable to additional costs on projects in Texas, most of which were awarded from 2010 to 2014 and are now substantially complete.

Additionally, the quarter was negatively impacted by higher net equipment cost in Texas, driven by lower than expected fleet utilization. We are proceeding on a plan to issue our formal final results for the fourth quarter and the full year ended December 31, 2016 during the first full week of March.

Now I’d like to turn this call over to Paul Varello, our Chief Executive Officer to add his comments. Thanks. Paul?

Paul J. Varello, Chief Executive Officer & Director

Thanks, Ron, and good morning, everybody. Our fourth quarter results were certainly disappointing when compared to the guidance we offered last October. We needed to recognize additional charges associated with a handful of legacy projects that have been underway for more than four years. In the case of the $2.5 million charge to the project in Texas, which by the way was completed in late 2014 but not closed out for almost two years, we agreed with our managing partner of the joint venture that the global settlement would be the best way to end what had become an extended and costly negotiation process and to avoid the threat of litigation.

The remaining losses in the quarter were attributable to our Texas operations, which Ron has already described. When in the late part of the fourth quarter it became apparent that our forecasted costs to complete in Texas projects were not sufficient, we’ve put into place additional protocols to improve project forecasting on all projects underway. In addition, we have identified the pieces of equipment that were under-utilized and have sold or in the process of selling off this excess equipment in 2017.

On a positive note, our four other subsidiaries collectively exceeded expectations for the fourth quarter. In addition, our new awards or backlog and our margins, all improved during the fourth quarter and will yield meaningful results in 2017 and beyond.

I’ve asked our Chief Strategy and Business Development Officer, Joe Cutillo, to provide a little more color around these results. Joe?

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Joseph Cutillo, Executive Vice President and Chief Business Development Officer, Sterling Construction Co., Inc.

Thanks, Paul. And good morning, everyone. In the fourth quarter of 2016, our combined backlogs, which includes low bids that are unsigned, grew to just over $1 billion. This equates to a book-to-bill ratio in excess of 1.3 and a new company backlog record.

The average gross margin for bids won in Q4 was over 9% and the margin of our overall combined backlog grew to 8.5%. This was the fifth consecutive quarterly increase in our overall backlog margin. Many of you have asked about our bidding success with non-heavy highway. We bid on $300 million of non-heavy highway in Q4 and won approximately one-third. The mix of non-heavy highway backlog has now increased to 25% of our total backlog, which is approximately a 200% improvement on where we ended 2015.

We continue to make good progress in improving our heavy highway bid margins as well as growing our backlog in higher margin adjacent spaces. We believe we’re on track to have 50% of our backlog in non-heavy highway work by the end of 2019. We’re off to a great start in 2017 and feel confident we will continue to grow our margins and backlogs as the next phases of state and federal funding kick in.

With that, I’d like to turn it back to Paul.

Paul J. Varello, Chief Executive Officer & Director

Thanks, Joe. Now we’ll be happy to take your questions.

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QUESTION AND ANSWER SECTION

Operator: Thank you. [Operator Instructions] Our first question comes from the line of Tahira Afzal with KeyBanc Markets. Please continue.

<Q – Tahira Afzal – KeyBanc Capital Markets, Inc.>: Hi, Paul and team.

<A – Paul Varello – Sterling Construction Co., Inc.>: Good morning.

<A – Ron Ballschmiede – Sterling Construction Co., Inc.>: Good morning.

<Q – Tahira Afzal – KeyBanc Capital Markets, Inc.>: So, Paul, first question for you. The settlement, does it impact any of the potential [ph] favorable (8:15) to the claim settlements you were looking for from some of your legacy projects? Does this sort of negate those as well?

<A – Paul Varello – Sterling Construction Co., Inc.>: No. The claims that we’re pursuing are still going through that process, and none of these impact those claims, which I believe – we continue to believe we’re making good progress on. The one item that we did talk about was the $2.5 million charge, and that one was to a degree something we had felt we could resolve equitably with the owner. As it turned out, they had stronger arguments than we did. And the better answer rather than continuing a very prolonged and painful and expensive negotiating dance and maybe litigation was just to settle it. This was an agreement we made with the managing partner of the joint venture. We’re a 45% owner of that. And I think it was the right call to put that behind us because it didn’t look like it was going to get settled and it was burning up good money and management time at a time when we needed to focus on running the business in Texas and getting our head back into that again.

<Q – Tahira Afzal – KeyBanc Capital Markets, Inc.>: Got it. Okay. That’s good to hear. I guess the second question I had, and I don’t know if this is for you, Paul, Ron or Joe. But we as analysts focus a lot on your backlog margins. But at the same time, the business is – the business model is [indiscernible] (9:52) utilization, weather nuances and all. How should we handicap what’s in backlog versus how it translates? If we were to take the typical nuances into account, should we be putting a 50 basis point haircut and how it translates over the next 12 months? Any help there would be useful.

<A – Paul Varello – Sterling Construction Co., Inc.>: I think that’s a good question. I’d start with Ron, but – about that response. But in other words, how much haircut degradation over – let me paraphrase, what’s in the backlog, whatever we are quoting in the backlog as margin, when it actually translates into money. Joe, you’ve – profit. Joe, you’ve also done some study on it. But I’d like to start with Ron and then ask you to piggyback on it, Joe. Ron?

<A – Ron Ballschmiede – Sterling Construction Co., Inc.>: Sure.

<Q – Tahira Afzal – KeyBanc Capital Markets, Inc.>: Thanks, Paul.

<A – Ron Ballschmiede – Sterling Construction Co., Inc.>: It’s a great point because obviously there is a couple of components of backlog and we typically call what we just describe project margin, which of course is right off the backlog. And then it’s affected by other things that weren’t anticipated. So we start the year with the objective to recover all of our overhead costs within the gross profit category. So those include things like equipment, which is the largest, and things like that. And those – and our rates are adjusted periodically to accomplish that or our costs are reduced to accomplish that.

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And then, of course, the year goes by, and utilization better or worse and things happen. So I would suggest that you have it pretty darn close. It’s hard to predict, and we – when we always want it to be zero. But half a point would be pretty good performance on the bid for the full year and plus or minus, frankly. If we start getting more activity, that will over-absorb. And that’s where we would really like to be. But I think breakeven plus or minus half a percentage point is pretty damn good.

<A – Paul Varello – Sterling Construction Co., Inc.>: Joe, what would you add?

<A – Joe Cutillo – Sterling Construction Co., Inc.>: Yeah. I think you’re right on with that. I think, Ron, when I finish if you could kind of use the analogy the pig through the snake. I think that’s the other important part, which is the timing of when the backlog – what log comes through. But half a point, if you take a look at the newer projects 2015 and forward that we change and revamp the bid process on and measure the execution on those, we’re well within that half a point of execution.

<A – Paul Varello – Sterling Construction Co., Inc.>: Thank you.

<A – Ron Ballschmiede – Sterling Construction Co., Inc.>: Yeah. The famous pig through the python, Ron story, I think, we – we’re trying to do a better job helping people understand that. Because as you work through a turnaround and importantly those projects, particularly in Texas, with the size and duration of those projects, as we demonstrated, it takes four years, some times more than four years to get through the pipeline.

<Q – Tahira Afzal – KeyBanc Capital Markets, Inc.>: Right.

<A – Ron Ballschmiede – Sterling Construction Co., Inc.>: And as a result, while our average is north of 8% on our backlog at the – combined backlog at the end of the year, you can – and we tell you, we sold at 9% for the whole year. You start doing math that that means on a FIFO basis, you have some perfect average 7% stuff to work through. And that is absolutely correct. So it would be – from a – if you just think about that for a second, achieving average backlog margin at the beginning of the year for the current year is pretty – is probably better than you should expect. In other words -

<Q – Tahira Afzal – KeyBanc Capital Markets, Inc.>: Got it.

<A – Ron Ballschmiede – Sterling Construction Co., Inc.>: – if we – if before this year or before this year, we sold at that less than 9% in a two-year duration, that means maybe a third of our revenues are coming out of those 9% – 8% to 9% jobs with two-thirds coming out at 8% or 7%, call it. So I think that’s a good analysis.

<Q – Tahira Afzal – KeyBanc Capital Markets, Inc.>: Thanks a lot, folks. And I have a few more questions, but I’ll hop back in the queue.

Operator: Thank you. [Operator Instructions] Our next question comes from the line of Brent Thielman with D.A. Davidson. Please proceed.

<Q – Brent Thielman – D. A. Davidson & Co.>: Hi. Good morning.

<A – Paul Varello – Sterling Construction Co., Inc.>: Good morning, Brent.

<Q – Brent Thielman – D. A. Davidson & Co.>: Hey. Hey, Ron, in the past, you’ve given some numbers in terms of what’s left on the legacy lower margin projects. Do you have that? And then also, should we be thinking about some bleed into first quarter as well?

<A – Ron Ballschmiede – Sterling Construction Co., Inc.>: I would tell you that, for all practical purposes, we’re substantially complete with those. So the $86 million that we started 2016 with of zero margin work is now, well, single-digit millions. And I think in reality, at this point in time, it becomes normal. You always have some projects that do better and some projects do work, and I think the trick is to get them to average and we’re pretty much there.

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<Q – Brent Thielman – D. A. Davidson & Co.>: Okay. And then, is there any way to comment on the margin you earned on the – I guess the non-legacy Texas work in the quarter, just so we can get a feel for the progress you’re making outside of these kind of legacy issues?

<A – Ron Ballschmiede – Sterling Construction Co., Inc.>: Yeah. I think it’s a safe assumption to – for the – for those legacy projects, they were at zero margin. In other words, they were previously written down to zero. That’s part of the $86 million that we earned -

<A – Paul Varello – Sterling Construction Co., Inc.>: I think [indiscernible] (15.14) the new stuff. Are you hitting your marks on the new stuff?

<A – Ron Ballschmiede – Sterling Construction Co., Inc.>: Yeah. They prepared 9% mix, and Joe, you want to comment around that?

<A – Joe Cutillo – Sterling Construction Co., Inc.>: Yeah. I think on the – on the new bids, both heavy highway and the adjacent spaces, as I said earlier, we’re within 0.5% on the tolerance of what we’re hitting on those projects today.

<Q – Brent Thielman – D. A. Davidson & Co.>: Okay. That’s great to hear. Thank you.

Operator: Thank you. Our next question is a follow-up from Tahira with KeyBanc. Please proceed.

<Q – Tahira Afzal – KeyBanc Capital Markets, Inc.>: Thanks a lot. So I guess one from the financing side, Ron. Does this charge impact your ability or your timeline for refinancing potentially or not really?

<A – Ron Ballschmiede – Sterling Construction Co., Inc.>: In today’s regulatory world with the – with the, what I’ll call the more traditional bank, it absolutely does. But the ones that we’ve been talking with our interested in, all the things that – the prospect of looking view of the worlds. So it has an impact. It’s hard for me to quantify time or otherwise would that work. But once we get done with the year, we’ll go back at that full speed and see if we can accomplish that. The positive news is, as I told you at the third quarter call, our borrowings while they’re expensive are down to a few million dollars. So, not the end of the world, but not the right capital structure in the long-term. We’re going to fix that.

<Q – Tahira Afzal – KeyBanc Capital Markets, Inc.>: Got it. Okay. And then I don’t know if the next question is for Paul or for Joe. But we’ve been tracking some of these projects, preliminary projects that have been leaking out of the Congress. Seeing there could be some really good projects in Texas and some of the other states and really 70% of $136 billion that’s been leaked out, and the list could be more extensive, are really transportation-oriented. And Joe, a lot on the airport side, so the non-heavy highway side making inroads. I know we’ve met in the middle of December to really discuss prospects, and if you’re still pretty cautious and rightfully so on how and when this translates, but do you have any updates on that and any strategy if you are seeing from movement?

<A – Paul Varello – Sterling Construction Co., Inc.>: Let me start and then – Joe has really stayed on top of that. And I think it’s a really great question. This week, I wanted to tell you along with the non-heavy highway work such as airports, railroads, and other things, which we are definitely building a bigger and bigger backlog in, we’re also getting more of the design construct opportunities. And for example, the job we announced this week in Utah at about $139 million, with some upside, they could take it to north of that number. That’s a design build job, and I bring that up because we’re the managing partner and the margins on that work start to be even more attractive than most of the heavy highway work we do. And that is a heavy highway job, its bridges and paving, but I – so, even in that case, we can really extract substantially better margins by having design construct and by managing the work. So we’re pretty excited about even those kinds of projects and we’re seeing more of that. But with that, the broader question, Joe, is perhaps how you see that funding coming into play.

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<A – Joe Cutillo – Sterling Construction Co., Inc.>: Yeah. Yeah. First I think, we’re fortunate right now because we’ve got what I call the double tailwind between the incremental state funding that has been raised and is kicking in in 2017 and in the federal bill that it’s already placed. And then the third piece is this additional infrastructure piece. Realistically it certainly looks very promising, and I think this is one of the few things that both the democratic and republican side believe in and want to make happen. However, I think we – it will happen. I think it’s going to be big dollars, but I don’t think we’re really going to see any impact of that until mid-to-late 2018.

If you just think of the process, by the time they agree on what the program looks like, start to do some of the design activities, pick up funding together, we’ll start seeing bid activities maybe late in 2017, early in 2018, and then those projects would start kicking off after that. So if I was from a planning perspective, that’s how I would look at it right now.

<Q – Tahira Afzal – KeyBanc Capital Markets, Inc.>: Got it. Okay. And just a last follow-up on that. Are you seeing the administration or the states really calling in companies such as yourself to health advice on what project makes sense, the scope of these projects, or you’re just waiting on the sidelines to see if there’s – there will be more of an interactive element to this?

<A – Joe Cutillo – Sterling Construction Co., Inc.>: Well, it’s interesting. We have received a couple of correspondence to talk about and potentially get involved in some of the projects as to putting on the slate. But it’s early right now. But I do think that this program will be substantially different than what was called the last stimulus program. We’re really nothing – or very little [indiscernible] (20:42) actual projects. I think this is really targeting very specific projects, very specific infrastructure needs, and there’ll be real activity out of it.

<A – Paul Varello – Sterling Construction Co., Inc.>: And the only thing I’d piggyback is you’re quite right that also the organizational structure of the state highway departments and other entities that manage to bid out this work and then supervise it, they are inundated with far more work than they can handle. And so they are reaching out to contractors to use them as an extension to their own ability or their organization to both put together the bid packages and then monitor the work awarded, monitor it, finish it up. We’ll see some of that. We looked at that. Frankly, it conflicted us from bidding the work, and we would rather sit back and bid the work than put a handful of people on it and get some small margin from major horsepower you need to put on that work, project managers and above. And so our view was we’d be better off letting others do that and then make sure we could still bid the work we wanted to bid.

<Q – Tahira Afzal – KeyBanc Capital Markets, Inc.>: Got it. Okay. Thanks, Paul and Joe. That’s all I have.

<A – Paul Varello – Sterling Construction Co., Inc.>: Thanks, Tahira.

Operator: Thank you. The next question is a follow-up from Brent Thielman with D.A. Davidson. Please proceed with your question.

<Q – Brent Thielman – D. A. Davidson & Co.>: Hi. Thanks. Paul, I think – I think it was you that mentioned you guys had put into place some better protocols for kind of project forecasting. Could you kind of elaborate on what you’ve done there?

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<A – Paul Varello – Sterling Construction Co., Inc.>: Yeah. As we – you can imagine, we did a lot of soul searching when we came up with this kind of loss after we had committed to a breakeven quarter and trying to figure out what the hell went wrong, pardon my French. But I think part of it was we had brought on among other things a substantial number of people in Texas, more than 80 at the mid and upper-level management teams in the last year. During early and mid-2016, many of them came onboard. They inherited some projects that have been underway for several years, and the leadership of those projects exited the company, leading them to just figure it out on their own.

We asked them rather early on to make estimates of what it would cost to complete the work. And I sincerely believe, even though they were talented and tried very hard, they missed some of the elements of work, the amount of units of work that were left to go and the cost of doing their work. We had to come back in with the estimating team normally looking at new work and go back into the existing work. And that’s a much more difficult job because you’ll never know what material you bought, what’s on the ground, what you put in, what you put in that wasn’t put in right and has to be redone.

And the last pieces of anything you do generally cost you more than the average unit rate. So, knowing – for example, if you’re doing 10 miles a road, the last 500 yards of concrete you put on that cost you about twice as much as the average of – because you can borrow and go on most of it. The last 500 yards is always the most difficult. It’s the patches, it’s the last connections, it’s the ugly part of it. So you got to price that up, and we missed it. And sadly, it was good people sincerely doing their jobs, but missing some of the things. We should add much more people around it and much more focus on it. I think we caught that. And I think we’ve got our hands on it and have done it well.

I think the other thing I’d tell you is on the equipment. We charge ourselves for equipment on jobs, but you got a fleet of equipment. And that means, you’re only charging yourself for the equipment you are using. Question mark. Is there a lot of it sitting around and not being used. The answer in this case, yes. And we disposed that equipment and are in the process of doing that. We don’t want to carry anymore equipment waiting on the next big job to come. When the next big job comes, we’ll buy or rent equipment to execute that work. But for now, we’re going to lean it up and not be sitting around with a bunch of yellow wire and we don’t need.

<Q – Brent Thielman – D. A. Davidson & Co.>: Okay. That’s helpful. And then, don’t mean quite run your Q4 call and outlook to come, but I was kind of curious, you guys have announced some really sizable jobs in Utah over the last few months. Do those – those really get ramping in the second half of 2017? Because I would think that’s a nice tailwind for you.

<A – Paul Varello – Sterling Construction Co., Inc.>: It is a fabulous tailwind. The Utah guys, our team at ROW was with our company, are really among our best performers and frankly our most profitable teams of people. On top of that, the State of Utah, these are our UDOT projects, tends to have their act so well together that when they award a job, you can start it almost immediately. In the particular case with the job we recently won, it’s design construct. So there’s a little bit of time upfront where we’ll have to design certainly the bridges and other things under the contract. But we can’t get started rather quickly on the excavating some grading and some other things that we already know we can do right away and some demolition work. And we will jump on that immediately. What’s remarkable is we’re going to spend $139 million and be done according to our own schedule by the end of 2018.

So it will throw off major earnings in the back-end of this year and then be really hitting its stride in the second quarter. First quarter in Utah’s difficult because of the weather. But by the second quarter, and certainly beyond, we’re hitting our stride with that project. Our management believes, we can also if the weather holds up, jump on it but the fourth quarter of this year actually have some good progress. That’s somewhat weather-dependent. If the winter closes us down earlier, then it’s down in the valley. It’s not up in the mountain. So we have a little bit of shot at it. But the weather can’t be a problem in the fourth quarter and first quarter. But I would tell you that, that job will generate real earnings and major earnings for us in the second half of 2017 and 2018.

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<Q – Brent Thielman – D. A. Davidson & Co.>: Okay. Thanks, guys. Appreciate all the color.

<A – Paul Varello – Sterling Construction Co., Inc.>: Thanks, Brent.

Operator: [Operator Instructions]. At this time, there are no further questions. I will turn it back to Mr. Varello for closing remarks.

Paul J. Varello, Chief Executive Officer & Director

Thank you, Audrey. Thank you, everybody, for participating in our call today. While we’ve made good progress at approving the fundamentals of our Texas operations, it’s clear that our work is not yet done. We expect to continue to make meaningful improvements in 2017. But I’m confident that those improvements are already well underway. While we remain in our year-end quiet period, we look forward to discussing our full-year results during our earnings call, which is just a few weeks away.

Thank you again, and I’ll turn it back to Audrey.

Operator: Thank you, Mr. Varello. This concludes today’s teleconference. You may disconnect your lines. Thank you for your participation.

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